                                                                                                            EX-99.2

Byline Bancorp Announces Retirement of Owen Beacom

and Appointment of Mark Fucinato as Chief Credit Officer

Chicago, IL, July 23, 2020 – Byline Bancorp, Inc. (NYSE: BY) announced today that Owen Beacom, Chief Credit Officer of Byline Bancorp and Byline Bank, has informed the Company of his intention to retire effective August 14, 2020. Mark Fucinato, currently Senior Vice President and Senior Credit Officer at Byline Bank, will succeed Mr. Beacom as Chief Credit Officer.  Mr. Fucinato has more than 33 years of experience in the banking industry and joined Byline in August 2019. Mr. Beacom will remain as an advisor to the Company to assist in the transition.

“We are very appreciative of the valuable service that Owen provided during his time at Byline and will continue to benefit from his knowledge and experience through his role as an advisor to the Company through this transition,” said Alberto Paracchini, President and Chief Executive Officer. “Mark is a highly experienced credit officer with a deep understanding of our markets, customer base, and the strong credit culture we have built at Byline. Mark has played a critical role in establishing and implementing the policies and procedures we have utilized to understand the level of impact that the COVID-19 pandemic has had on our borrowers, developing appropriate support programs to help them manage through this crisis, and ensuring that we are appropriately reserved. We believe that Mark is an excellent addition to our management team and is well suited to lead our credit administration function during a challenging time.”

Mr. Fucinato joined Byline in August 2019, after serving as Senior Credit Officer at MB Financial Bank since 2016.  From 2010 to 2016, Mr. Fucinato served as Senior Credit Officer with FirstMerit Bank. From 2007 to 2010, Mr. Fucinato served as Senior Credit Executive at JP Morgan Chase, after serving as Senior Vice President of the Special Credits Group from 2004 to 2007. Before that, Mr. Fucinato served as Senior Vice President at the Managed Assets Department of Bank One, from 1999 to 2004, after holding several positions at American National Bank from 1987 to 1999.  Mr. Fucinato holds a Bachelor of Arts Degree from the University of Buffalo, and a Juris Doctor degree from Northern Illinois University College of Law.

About Byline Bancorp, Inc.

Headquartered in Chicago, Byline Bancorp, Inc. is the parent company for Byline Bank, a full service commercial bank serving small- and medium-sized businesses, financial sponsors, and consumers. Byline Bank has approximately $6.4 billion in assets and operates more than 50 full service branch locations throughout the Chicago and Milwaukee metropolitan areas. Byline Bank offers a broad range of commercial and retail banking products and services including small ticket equipment leasing solutions and is one of the top five Small Business Administration lenders in the United States.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, made through the use of words or phrases such as ‘‘may’’, ‘‘might’’, ‘‘should’’, ‘‘could’’, ‘‘predict’’, ‘‘potential’’, ‘‘believe’’, ‘‘expect’’, ‘‘continue’’, ‘‘will’’, ‘‘anticipate’’, ‘‘seek’’, ‘‘estimate’’, ‘‘intend’’, ‘‘plan’’, ‘‘projection’’, ‘‘would’’, ‘‘annualized’’, “target” and ‘‘outlook’’, or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. Forward-looking statements involve estimates and known and unknown risks, and reflect various assumptions and involve elements of subjective judgement and analysis, which may or may not prove to be correct, and which are subject to uncertainties and contingencies outside the control of Byline and its respective affiliates, directors, employees and other representatives, which could cause actual results to differ materially from those presented in this communication.

The COVID-19 pandemic is adversely affecting us, our employees, customers, counterparties and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in U.S. or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways.

No representations, warranties or guarantees are or will be made by Byline as to the reliability, accuracy or completeness of any forward-looking statements contained in this communication or that such forward-looking statements are or will remain based on reasonable assumptions. You should not place undue reliance on any forward-looking statements contained in this communication.

Certain risks and important factors that could affect Byline’s future results are identified in its Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission, including among other things under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2019, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.  Any forward-looking statement speaks only as of the date on which it is made, and Byline undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise unless required under the federal securities laws.

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Contacts:

Media	Investors
Erin O’Neill Director of Marketing, Byline Bank eoneill@bylinebank.com 773.475.2901	Tony Rossi Financial Profiles, Inc. BYIR@bylinebank.com 310.622.8221

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